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EXHIBIT 99.1

                            FOR IMMEDIATE RELEASE
                                March 9, 2001
                       OFFICE OF THE BANKRUPTCY TRUSTEE
              FOR THE ESTATE OF COMPUTER LEARNING CENTERS, INC.
             CONTACT: Dean Popps 703-734-0159/dpopps@stefanou.com


                   BANKRUPTCY TRUSTEE SELLS TWO CLC SCHOOLS


(MCLEAN, VA) - H. Jason Gold, the Chapter 7 Trustee for the Estate of Computer Learning Centers, Inc. (CLC), announced today that he has sold two CLC schools as part of the liquidation proceedings he has been engaged in since CLC filed for bankruptcy on January 26, 2001.

Schools in Norcross, Georgia and Las Vegas, Nevada were sold to Lincoln Technology Institute (LTI) which is headquartered in West Orange, New Jersey. LTI paid $3 million for both schools after the US Bankruptcy Court in Alexandria, Virginia approved the sale on March 7, 2001.

In order to sell the schools, Mr. Gold negotiated a settlement with the United States Department of Education. Government regulations prohibit the sale of the assets of a company, such as CLC, that is in bankruptcy and has previously received money under Title IV. Under the agreement with Gold, the government waived the prohibition.

"I am very pleased at this significant development," stated Mr. Gold, "because it will enable us to begin to get money into the hands of the CLC employee and student creditors by this fall."